Exhibit 10.1

AGREEMENT TO TERMINATE
FINANCIAL SERVICES AGREEMENT

THIS AGREEMENT TO TERMINATE FINANCIAL SERVICES AGREEMENT (this “Termination Agreement”), dated as of April 19, 2017 (the “Signing Date”), is made by and between Seaspan Financial Services Ltd. (the “Manager”) and Seaspan Corporation (the “Company,” together with the Manager, the “Parties”).  Capitalized terms used but not defined in this Termination Agreement have the meanings ascribed to such terms in that certain Financial Services Agreement, dated as of May 16, 2016, by and between the Parties (the “Financial Services Agreement”).

RECITALS

WHEREAS, by mutual consent pursuant to the terms of this Termination Agreement, the Parties desire to terminate the Financial Services Agreement effective as of April 10, 2017 (the “Effective Date”); and

WHEREAS, in connection with the termination of the Financial Services Agreement, the Company has agreed to pay to the Manager, and the Manager has agreed to accept, (a) any and all accrued but outstanding Financing Fees and other amounts payable to the Manager as of the Effective Date and (b) a payment of $6.25 million (the “Termination Payment”) as compensation in lieu of the Manager’s opportunities, rights and benefits lost as a result of this termination, including to earn Financing Fees, and the Manager has agreed to accept these payments (other than Expenses) in Common Stock as set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.Termination of Financial Services Agreement. The Parties agree the Financial Services Agreement is hereby terminated, effective the Effective Date, subject to the terms and conditions set forth herein. The Manager hereby confirms the Notice Period prescribed by Section 6.02(f) of the Financial Services Agreement will not apply.

Section 2.Termination Payment.

(a)The Company agrees to issue, and the Manager agrees to accept, in satisfaction of the Termination Payment, 945,537 shares of Common Stock (the “Termination Shares”), representing that number of shares obtained by dividing the Termination Payment by the SC Trading Average as of the trading day immediately preceding the Effective Date. The Company shall issue the Termination Shares within three (3) Business Days following the Signing Date.

(b)The Termination Shares shall be deemed “Financing Fee Shares” for purposes of that certain registration rights agreement, dated May 16, 2016, by and between the Parties (the “Registration Rights Agreement”).

(c)Notwithstanding any provision of this Termination Agreement or the Financial Services Agreement to the contrary, the Lock-Up Period is ended effective the Effective Date and all Financing Fee Shares, whether earned under this Termination Agreement, the Financial Services Agreement or the Original Agreement, shall no longer be subject to the lock-up and related restrictions on Disposition of Section 4.01 of the Financial Services Agreement or any corresponding provision of the Original Agreement.

Section 3.Financing Fees and Expenses.

(a)The Manager confirms and agrees that Schedule 1 to this Termination Agreement sets forth all claims of the Manager for Financing Fees and reimbursable out-of-pocket costs and expenses (“Expenses”), whether closed and/or invoiced prior to the Effective Date or in respect of projects in progress as of the Effective Date

(“Projects in Progress”). The date on which the last Projects in Progress payment is made shall be deemed the “last Payment Date” for purposes of the Registration Rights Agreement.

(b)The Company agrees to either confirm or dispute the claims for Financing Fees and Expenses set forth in Schedule 1 within seven (7) Business Days of the Signing Date, and to pay any undisputed Financing Fees and Expenses not later than 20 days following confirmation or, for Projects in Progress, within 30 days of completion of each Project in Progress, provided that Project in Progress is completed not later than December 31, 2017. For greater certainty, any amounts paid in regard to a Project in Progress shall constitute a Financing Fee for purposes of this Termination Agreement and the Registration Rights Agreement.

(c)In the event of a dispute over any claim for Financing Fees or Expenses, the Parties shall negotiate in good faith to settle such dispute within 30 days of the Signing Date. The Company shall pay any previously disputed but settled Financing Fees or Expenses not later than 30 days following settlement of the dispute or, for Projects in Progress, within 30 days from the later of settlement of the dispute or completion of each Project in Progress.

(d)All Financing Fees, including any of those relating to Projects in Progress, shall be paid by the Company to the Manager in Common Stock, with the number of shares to be issued to be based upon the SC Trading Average as of the applicable Payment Date. The Financing Fee Shares shall be fully vested on the date of grant. All Expenses shall be paid by the Company to the Manager in cash.

Section 4.Confirmation of Release.

(a)Other than as contemplated herein, no further consideration shall be paid to the Manager in respect of the termination of the Financial Services Agreement.

(b)The Parties agree to negotiate in good faith and to use their reasonable best efforts to execute a comprehensive mutual release (made between the Parties, benefiting each of the Parties and their Affiliates, respectively) within 30 days following the Effective Date, which mutual release shall also release the Company from any further liability in respect of its obligations under the Financial Services Agreement, other than as expressly set forth in this Termination Agreement, (i) to pay to the Manager or its Designated Affiliates Financing Fees or to reimburse any applicable expenses under Article IV of the Financial Services Agreement, (ii) with respect to the Financing Fee Shares pursuant to Article IV of the Financial Services Agreement, and (iii) to pay the Termination Payment to the Manager in accordance with Section 6.02(f) of the Financial Services Agreement. The terms and conditions set forth in Article V (Liability of the Manager; Indemnification) and Section 7.03 (Confidentiality), Section 7.04 (Notices), Section 7.05 (Third Party Rights), Section 7.07 (Severability), Section 7.08 (Governing Law and Jurisdiction) and Section 7.10 (Amendment), all of the Financial Services Agreement, shall survive its termination.

Section 5.Counterparts.  This Termination Agreement may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.  All counterparts will be construed together and constitute the same instrument.  This Termination Agreement may be executed and delivered by facsimile or as a .pdf file attached to electronic mail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Termination Agreement to be duly executed as of the day and year first above written.

SEASPAN CORPORATION

By:	/s/Mark Chu

Name:  Mark Chu

Title:    General Counsel and Secretary

SEASPAN FINANCIAL SERVICES LTD.

By:	/s/Graham Porter

Name:  Graham Porter

Title:    Director